Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
Fuqi International, Inc.

We consent to use of our report of Independent Registered Public Accounting Firm dated April 12, 2007 covering the consolidated financial statements of Fuqi international, Inc. as of December 31, 2006, and the related consolidated statements of income, stockholders' equity and cash flows for the each of the three years in the period ended December 31, 2006 included in this Form S-1 which is contained in the Registration Statement and Prospectus expected to be filed on or about June 29, 2007.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement and Prospectus.

/s/ STONEFIELD JOSEPHSON, INC.

Wanchai, Hong Kong
June 29, 2007